Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Stock Symbol: BFSB
April 30, 2009	Traded on Nasdaq Global Market

CONTACTS:
Richard A. Kielty	Ralph Walther
President and	Vice President and
Chief Executive Officer	Chief Financial Officer

(718) 855-8500

BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2009, AND ANNOUNCES A QUARTERLY CASH DIVIDEND OF $0.10 PER SHARE

BROOKLYN, N.Y. – April 30, 2009 – Brooklyn Federal Bancorp, Inc. (the “Company”) (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the “Bank”), today reported net income of $1.4 million for the quarter ended March 31, 2009 compared to net income of $1.5 million for the same period in 2008.  The Company reported basic and diluted earnings per common share of $0.11 for the quarter ended March 31, 2009 compared to basic and diluted earnings per common share of $0.12 for the quarter ended March 31, 2008.

On April 21, 2009 the Company’s Board of Directors approved a cash dividend of $0.10 per share of common stock. The dividend will be paid to stockholders of record as of May 15, 2009, payable on May 29, 2009.

The Company also reported net income for the six months ended March 31, 2009 of   $2.4 million, a decrease of $242,000, or 9.1%, compared to $2.7 million for the same period ended March 31, 2008. Basic and diluted earnings per common share were $0.19 and $0.21 for the six months ended March 31, 2009 and March 31, 2008, respectively.

Total assets at March 31, 2009 were $515.9 million, an increase of $32.1 million, or 6.6%, compared to total assets of $483.8 million at September 30, 2008.  The increase was primarily due to increases: in loans held-for-sale of $18.4 million, or 13.7%, to $152.6 million at March 31, 2009 from $134.2 million at September 30, 2008; net loans receivable of $16.3 million, or 6.8%, to $255.4 million at March 31, 2009 from $239.1 million at September 30, 2008; other assets, which include accrued interest receivable, premises and equipment, bank owned life insurance, prepaid and other assets of approximately $1.4 million, or 6.9% to $20.9 million at March 31, 2009 from $19.5 million at September 30, 2008; Federal Home Loan Bank (“FHLB”) of New York stock of $3,000, or 0.1%, to $2.8 million at March 31, 2009 and September 30, 2008, offset in part by decreases in securities investments, which include securities available-for-sale and held-to-maturity, of approximately $1.5 million, or 1.9%, to $80.2 million at March 31, 2009 from $81.7 million at September 30, 2008; cash and due from banks of $1.3 million, or 25.0%, to $3.8 million at March 31, 2009 from $5.1 million at September 30, 2008 and investments in certificates of deposit of $997,000, or 71.4%, to $400,000 at March 31, 2009 from $1.4 million at September 30, 2008.

Total deposits increased by $33.6 million, or 9.8%, to $376.1 million at March 31, 2009 from $342.5 million at September 30, 2008.  The increase was primarily due to increases in certificates of deposit of $25.3 million, or 12.0%, to $235.7 million at March 31, 2009 from $210.4 million at September 30, 2008, interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $8.8 million, or 7.8%, to $122.1 million at March 31, 2009 from $113.3 million at September 30, 2008, offset in part by a decrease in non-interest bearing deposits of $483,000, or 2.6%, to $18.3 million at March 31, 2009 from $18.8 million at September 30, 2008. Total borrowings, which represent short-term and long-term FHLB of New York advances, decreased by $2.2 million, or 5.1%, to $42.0 million at March 31, 2009 from $44.2 million at September 30, 2008.  Other liabilities, which include advance payments by borrowers for taxes and insurance, accrued expenses and other liabilities, decreased by $54,000, or 0.5%, to $10.7 million at March 31, 2009 from $10.8 million at September 30, 2008.  Stockholders’ equity increased by $772,000, or 0.9%, to $87.1 million at March 31, 2009 from $86.3 million at September 30, 2008.  The increase was primarily due to the addition of net income, offset in part by the implemented stock buy back program and the payment of cash dividends.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED MARCH 31, 2009 AND 2008

Total net interest income before provision for loan losses increased $1.6 million, or 38.1%, to $5.9 million for the quarter ended March 31, 2009 compared to $4.3 million for the quarter ended March 31, 2008.  The primary reasons for the increase were increased interest income for the quarter ended March 31, 2009 of $1.6 million, or 23.3%, to $8.4 million compared to $6.8 million for the comparable quarter in 2008 and decreased interest expense of $26,000, or 1.0%, to $2.6 million for the quarters ended March 31, 2009 and 2008.

The average balance of net loans, including loans held-for-sale, increased approximately $100.7 million, or 32.8%, to $407.6 million for the quarter ended March 31, 2009 compared to $306.9 million for the quarter ended March 31, 2008. The total average balance of the Company’s securities and other interest-earning assets decreased $1.1 million, or 1.2%, to $88.0 million for the quarter ended March 31, 2009 compared to $89.1 million for the comparable period in 2008.  The Company continued to deploy the funds from repayments in its securities portfolio, net deposit inflows and increased borrowings primarily into loan products and to a lesser extent investments held-to-maturity.  The average balance of total interest-earning assets increased $99.5 million, or 25.1%, to $495.5 million for the quarter ended March 31, 2009 compared to $396.0 million for the comparable quarter in 2008.  The average yield on total interest-earning assets decreased 10 basis points to 6.80% for the quarter ended March 31, 2009 compared to 6.90% for the comparable period in 2008.  The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $64.5 million, or 22.9%, to $346.8 million for the quarter ended March 31, 2009 compared to $282.3 million for the same quarter in 2008.  The average balance of borrowings, which includes short and long term advances from the FHLB of New York, increased by $31.8 million, or 150.4%, to $52.9 million for the quarter ended March 31, 2009 compared to $21.1 million for the quarter ended March 31, 2008.  The average cost of total interest-bearing liabilities decreased 84 basis points to 2.56% for the quarter ended March 31, 2009 from 3.40% for the same quarter in 2008.

The loan loss provision increased by $41,000, or 78.8%, to $93,000 for the quarter ended March 31, 2009 compared to $52,000 for the quarter ended March 31, 2008.  The primary reasons for this increase were an increase of $15,000 in the specific allowance on a non-accruing, vacant multi-family loan and additional provisions for the originations of higher risk loans.

Non-interest income decreased by $661,000, or 74.9%, to $222,000 for the quarter ended March 31, 2009 from $883,000 for the same quarter in 2008.  The decrease was primarily due to decreases in syndicated loan fees of $345,000, net gain on sale of loans held-for-sale of $58,000, depositor related fees of $12,000, miscellaneous fees and income of $5,000 and bank owned life insurance income of $2,000, offset in part by increased loan servicing and miscellaneous loan fees of approximately $51,000.  The Company also experienced an impairment charge of $290,000 taken on the Bank’s investment in a mutual fund that invests primarily in agency and private label mortgage backed securities.  The market value of the fund’s holdings have been steadily decreasing and has caused a corresponding decrease in the fund’s net asset value.  In addition, the fund has implemented a temporary prohibition on cash redemptions, lessening the ability of the Bank to dispose of its remaining $2.8 million investment in this asset.  Based on these factors, the loss was considered to be other than temporary.

Non-interest expense increased by $1.0 million, or 39.0%, to $3.7 million for the quarter ended March 31, 2009 from $2.7 million for the same period in 2008.  The increase was mainly due to increases in compensation and benefit expense of $734,000, which included salaries, health care insurance costs, pension and retirement expenses, and other miscellaneous employee expenses.  The Company also experienced increases in occupancy and equipment expense of $97,000, professional fees of approximately $73,000, data processing fees of $41,000 and other miscellaneous expenses of approximately $95,000.

Provision for income taxes decreased by $78,000, or 8.5%, to $843,000 for the quarter ended March 31, 2009 compared to a $921,000 for the same quarter in 2008. The primary reason for the decrease was decreased taxable income before income taxes.  The effective income tax rate for the quarter ended March 31, 2009 was 36.8%, compared to an effective income tax rate of 38.2% for the same quarter in 2008.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 2009 AND 2008

Net interest income before provision for loan losses increased $3.1 million, or 37.5%, to $11.4 million for the six months ended March 31, 2009 from $8.3 million for the same period in 2008. The primary reasons for the increase was increased interest income of $3.1 million, or 22.7%, to $16.6 million for the six months ended March 31, 2009 from $13.5 million for the same period in 2008 and a decrease in interest expense of $44,000, or 0.8%, to $5.2 million for the six months ended March 31, 2009 and 2008.

The average balance of net loans, including loans held-for-sale, increased $95.3 million, or 31.7%, to $395.6 million for the six months ended March 31, 2009 from $300.3 million for the same period in 2008. The Company continues to utilize repayments on its securities portfolio, net deposit inflows and borrowings primarily into loan products and to a lesser extent held-to-maturity investments. The total average balance of the Company’s securities and other interest-earning assets increased $1.0 million, or 1.1% to $88.6 million for the six months ended March 31, 2009 compared to $87.6 million for same period in 2008.  The average balance of total interest-earning assets increased approximately $96.2 million, or 24.8%, to $484.1 million for the six months ended March 31, 2009 compared to $387.9 million for the same period in 2008.  The average yield on total interest-earning assets decreased 12 basis points to 6.86% for the six months ended March 31, 2009 from 6.98% for the same period in 2008.  The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $59.1 million, or 21.1%, to $338.8 million for the six months ended March 31, 2009 from $279.7 million for the same period in 2008.  The average balance of borrowings, which includes short and long term FHLB of New York advances, increased $33.9 million, or 220.1%, to $49.3 million for the six months ended March 31, 2009 from $15.4 million for the same period in 2008.  The primary purpose for the increased borrowings was to fund mortgage loan originations.  The average cost of total interest-bearing liabilities decreased 87 basis points to 2.67% for the six months ended March 31, 2009 from 3.54% for the same period in 2008.

The loan loss provision increased $720,000, or 600.0%, to $840,000 for the six months ended March 31, 2009 from $120,000 for the same period in 2008. The primary reasons for this increase were a specific allowance of $435,000 established for a non-accruing, vacant multi-family loan property, as well as increases in our originations of higher risk loans, including commercial mortgage loans, construction mortgage loans and land loans.  The Bank continues to transfer loans from our held-for-sale portfolio to our mortgage loan receivable portfolio after reaching the Bank’s internal limit in participating out interests in certain loans to other financial institutions.

Non-interest income decreased $1.4 million, or 88.0%, to $188,000 for the six months ended March 31, 2009 from $1.6 million for the period ended in 2008.  The primary reasons for the decrease were decreases in loan syndication fees of $410,000, net gain on sale of mortgage loans of approximately $93,000, depositor related fees of $23,000, miscellaneous fees and other income of approximately $14,000 and an other than temporary impairment charge of $866,000 on the Bank’s investment in a mutual fund, offset in part by increases in loan servicing and other loan fees of approximately $26,000 and bank owned life insurance income of $3,000.

Non-interest expense increased approximately $1.4 million, or 26.5%, to $6.9 million for the six months ended March 31, 2009 from $5.5 million for the same period in 2008. The increase is primarily due to increases in compensation and fringe benefits of $959,000, which included salaries, health care insurance costs, pension and retirement expenses, and other employee expenses.  The Company also experienced increases in occupancy and equipment expense of $173,000, professional fees of $56,000, data processing fees of $108,000 and other miscellaneous expenses of $158,000.

Provision for income taxes decreased $196,000, or 12.2%, to $1.4 million for the six months ended March 31, 2009 from $1.6 million for the same period in 2008. The primary reason for the decrease is decreased income before income taxes.  The effective income tax rate was 36.8% for the six months ended March 31, 2009 compared to 37.7% for the same period in 2008.

STOCK REPURCHASE PROGRAMS

The Company’s Board of Directors authorized a fourth stock repurchase program for $2.0 million in November 2008.  The Company completed its third repurchase program in October 2008 by repurchasing 238,483 shares at an average cost of $12.58 per share, with a total cost of approximately $3.0 million.  The Company continues to repurchase shares through its $2.0 million repurchase plan, and as of March 31, 2009, the Company had repurchased 96,830 shares at an average cost of $11.49 per share, with a total cost of approximately $1.1 million.

Brooklyn Federal Savings Bank operates five banking offices, two located in Brooklyn (Kings County), one in Nassau County and two in Suffolk County, New York.  Additional financial data for the quarter ended March 31, 2009 may be found in Brooklyn Federal Bancorp’s Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,”  “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.”  Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature.  These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

FINANCIAL HIGHLIGHTS

	At March 31,	At September 30,
	2009	2008
	(In thousands)
Selected Financial Condition Data:

Total assets	$515,942	$483,833
Cash and due from banks	3,790	5,053
Certificates of deposit	400	1,397
Securities available-for-sale	3,294	3,655
Securities held-to-maturity	76,858	78,086
Loans held-for-sale	152,556	134,171
Loans receivable, net	255,370	239,149
Deposits	376,105	342,475
Borrowings	42,000	44,239
Stockholders' equity	87,095	86,323

	For the Three Months Ended		For the Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)
Selected Operating Data:

Interest income	$8,427	$6,833	$16,602	$13,533
Interest expense	2,555	2,581	5,177	5,221
Net interest income before provision for loan losses	5,872	4,252	11,425	8,312
Provision for loan losses	93	52	840	120
Net interest income after provision for loan losses	5,779	4,200	10,585	8,192
Non-interest income	222	883	188	1,565
Non-interest expense	3,709	2,669	6,935	5,481
Income before income taxes	2,292	2,414	3,838	4,276
Provision for income taxes	843	921	1,414	1,610
Net income	$1,449	$1,493	$2,424	$2,666

Basic earnings per common share	$0.11	$0.12	$0.19	$0.21
Diluted earnings per common share	$0.11	$0.12	$0.19	$0.21

		At or For the Three Months Ended			At or For the Six Months Ended
		March 31,	March 31,		March 31,	March 31,
		2009	2008		2009	2008

Selected Financial Ratios:

Performance Ratios:
Return on average assets	(1)	1.12%	1.44%		0.96%	1.31%
Return on average equity	(1)	6.67%	6.96%		5.58%	6.24%
Interest rate spread	(2)	4.24%	3.50%		4.19%	3.44%
Net interest margin	(1) (3)	4.74%	4.29%		4.72%	4.29%
Efficiency ratio	(4)	60.86%	51.98%		59.72%	55.49%
Non-interest expense to
average total assets	(1)	2.87%	2.57%		2.75%	2.69%
Average interest-earning assets to
average interest-bearing liabilities		123.95%	130.51%		124.74%	131.42%

Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.36%	0.00%	(5)
Non-performing loans as a percent of total loans		0.46%	0.01%
Allowance for loan losses as a percent of total loans		0.74%	0.61%

Other Data:
Number of full service offices		5	4

(1)	Ratio is annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	Represents net interest income as a percent of average interest-earning assets for the period.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)	Less than 0.01%

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